Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Strengthens its Board of Directors with the Addition of Mr. Joseph Farish and Mr. Robert S. Cuillo
Friday, December 11, 4:00 pm ET
STUART, FL—(MARKET WIRE)—December 11, 2009 — Liberator Medical Holdings, Inc. (OTCBB:LBMH - News) is pleased to announce the addition of Mr. Joseph Farish and Mr. Robert Cuillo to its Board of Directors. Mr. Farish is s graduate of the University of Florida (Bachelor of Arts degree) and the University of Virginia Law School. He has been a member of the Florida Bar for more than 59 years, specializing in litigation, principally in the areas of personal injury, wrongful death, commercial litigation, probate and matrimonial law. Identified with several high-profile cases, including Mary Alice Firestone, Roxanne Pulitzer and Mark Baltes, he has been a continuous sustaining member of the Association of Trial Lawyers of America and the Academy of Florida Trial Lawyers since their respective inceptions. Serving as Municipal Judge for the City of West Palm Beach for five years, he was admitted to practice in the Southern District Court in 1947, the United States Court of Appeals, Eleventh Circuit, in 1986, and the Supreme Court of the United States in October 1960.
Mr. Farish is a major landholder and developer, building luxury homes in Palm Beach and Manalapan. Formerly the owner of North Palm Beach Lincoln Mercury in North Palm Beach and 1,500 acres of citrus on two extensive ranches, he is the sole owner of Denco, Inc., a conglomerate corporation consisting of citrus, cattle and land development, as well as approximately half a city block of commercial property in downtown West Palm Beach across from the Palm Beach County Courthouse. Mr. Farish serves on numerous boards and has been a community activist for more than 50 years. Mr. Farish joined the U.S. Army in 1942 and served in battle under General Patton in the European campaign, retiring from the Army Reserves in 1962 with the rank of Captain.
Mr. Cuillo brings with him a wealth of lifetime and business experience. Furthermore, Mr. Cuillo understands what it takes to build a thriving sales business in a highly competitive and dynamic environment, based on his own experience in creating a large and highly successful automotive dealer franchise from scratch.
Mr. Cuillo is a four-year naval veteran of the Korean War. He graduated from New York University and the City College of New York with an A.B.A. From 1958 to 1962, Mr. Cuillo worked for the New York Police Department where he was promoted to Detective. In 1962, Mr. Cuillo moved to Florida and started working in the automotive industry. In 1967, he became a partner in a Chrysler dealership that bore his name. In 1974, Mr. Cuillo became the sole owner of Palm Beach Lincoln Mercury, West Palm Beach, Florida. He then formed Cuillo Enterprises and grew its payroll from 70 employees to over 700 employees. Mr. Cuillo has owned and operated a total of 30 dealerships and related companies. He recently divested himself of all of his dealerships. He is currently president and CEO of Cuillo Enterprises, Inc. and owns and operates two award winning wineries in Italy. Mr. Cuillo also owns and operates Forte, a West Palm Beach restaurant, and recently became the co-owner of one of Palm Beach’s premier restaurants, Amici.
Mr. Cuillo has been involved in the performing arts as a producer, musician and recording artist. He is the Chairman and CEO of the Broadway production company Intermezzo, Inc., that produces shows on Broadway, Off-Broadway and overseas. Mr. Cuillo is also a major benefactor in the Palm Beaches, supporting many charitable causes including the Kravis Center for the Performing Arts in West Palm Beach and has served as the Chairman of the Florida Chapter of the Patrons of the Arts in the Vatican Museums.

Mark Libratore, the Company’s President and CEO, commented, “We are excited about the addition of Mr. Farish and Mr. Cuillo to our Board of Directors. Their experience and guidance will be invaluable to us as we continue to grow our business and execute our corporate strategy.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberators revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
           Contacts:

Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Institutional Investor Contact
Kristin Haugk
Littlebanc Advisors, LLC
561-948-1870
kh@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.